COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, INTERNATIONAL EQUITY
PORTFOLIO AND THE MORGAN STANLEY CAPITAL INTERNATIONAL
EUROPE, AUSTRALASIA, FAR EAST (EAFE (R)) INDEX

EXHIBIT A:



          MORGAN STANLEY CAPITAL    DREYFUS VARIABLE
          INTERNATIONAL EUROPE,     INVESTMENT FUND,
  PERIOD  AUSTRALASIA, FAR EAST   INTERNATIONAL EQUITY
          (EAFE(R)) INDEX*             PORTFOLIO

  5/2/94                 10,000                  10,000
 12/31/94                 9,990                   9,800
 12/31/95                11,110                  10,524
 12/31/96                11,781                  11,746


*Source: Lipper Analytical Services, Inc.